EXHIBIT 4.1

SIXTH SUPPLEMENTAL INDENTURE

This Sixth Supplemental Indenture, dated as of January 4, 2017 (this “Supplemental Indenture”), among St. Jude Medical, Inc., a Minnesota corporation (the “Original Issuer”) and wholly owned subsidiary of Abbott Laboratories, an Illinois corporation (“Abbott”), and St. Jude Medical, LLC (formerly known as Vault Merger Sub, LLC), a Delaware limited liability company (together with its successors and assigns, the “Successor Company”) and wholly owned subsidiary of Abbott, and U.S. Bank National Association, a national banking association, as trustee hereunder (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Original Issuer and the Trustee have heretofore executed and delivered an Indenture, dated as of July 28, 2009 (as amended, supplemented or otherwise modified prior to the date hereof, including by that certain (i) Fourth Supplemental Indenture, dated as of April 2, 2013, providing for the issuance of the Original Issuer’s 3.25% Senior Notes due 2023 (the “2023 Notes”) and 4.75% Senior Notes due 2043 (the “2043 Notes”) and (ii) Fifth Supplemental Indenture, dated as of September 23, 2015, providing for the issuance of the Original Issuer’s 2.000% Senior Notes due 2018 (the “2018 Notes”), 2.800% Senior Notes due 2020 (the “2020 Notes”) and 3.875% Senior Notes due 2025 (the “2025 Notes,” and together with the 2023 Notes, the 2043 Notes, the 2018 Notes and the 2020 Notes, the “Notes”), the “Indenture”);

WHEREAS, the Notes are the only series of Securities outstanding under the Indenture;

WHEREAS, the Original Issuer and the Successor Company are parties to that certain Agreement and Plan of Merger, dated as of April 27, 2016, by and among Abbott, the Original Issuer, Vault Merger Sub, Inc., a Delaware corporation (“Merger Sub 1”) and a wholly owned subsidiary of Abbott, and the Successor Company, pursuant to which on the date hereof (i) Merger Sub 1 has merged with and into the Original Issuer, with the Original Issuer surviving such merger (the “First Merger”) and (ii) the Original Issuer will merge with and into the Successor Company, with the Successor Company surviving such merger (the “Second Merger”);

WHEREAS, Article 6 of the Indenture provides, among other things, that under certain circumstances the Original Issuer may consolidate with another entity, accept a merger of another entity into it, or be merged into another entity;

WHEREAS, in connection with the Second Merger, the Original Issuer desires that the Successor Company assume the Original Issuer’s Obligations under the Notes and the Indenture, and the Successor Company desires to assume the Original Issuer’s Obligations under the Notes and the Indenture;

WHEREAS, pursuant to Section 12.1 of the Indenture, the Trustee and the Original Issuer are authorized to execute and deliver this Supplemental Indenture to evidence the succession of the Successor Company to the Original Issuer, and the assumption by the Successor Company of the covenants and obligations of the Original Issuer contained in the Notes and the Indenture;

WHEREAS, each of the Original Issuer, the Successor Company and the Trustee have duly authorized the execution and delivery of this Supplemental Indenture;

WHEREAS, the Original Issuer has furnished the Trustee with an Opinion of Counsel and Officers’ Certificates in accordance with the Indenture, stating that the First Merger, the Second Merger and the execution of this Supplemental Indenture comply with Article 6 of the Indenture and that upon delivery to the Trustee of such Officers’ Certificates, such Opinion of Counsel and this Supplemental Indenture as contemplated by Article 6 and Section 16.3 of the Indenture, all conditions precedent therein provided relating to the First Merger, the Second Merger and the execution of this Supplemental Indenture will have been complied with; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Original Issuer, the Successor Company and the Trustee and a valid amendment of, and supplement to, the Indenture and the Notes have been done, and the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1                                   Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.  All references in the Indenture and the Notes to “St. Jude Medical, Inc.” are hereby amended and replaced with “St. Jude Medical, LLC.”

ARTICLE II

AGREEMENT TO ASSUME OBLIGATIONS

SECTION 2.1                                   Assumption of Obligations.  Immediately upon the effectiveness of the Second Merger pursuant to Article 6 of the Indenture, the Successor Company (i) hereby assumes the due and punctual payment of the principal of and any premium and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all other obligations to the Holders and the Trustee under the Indenture or under the Notes to be performed or observed by the Original Issuer and (ii) hereby succeeds to, and is substituted for, and may exercise every right and power of, the Original Issuer under the Indenture and the Notes with the same effect as if the Successor Company had been named as the Original Issuer in the Indenture and the Notes.

ARTICLE III

MISCELLANEOUS

SECTION 3.1                                   Notices.  All notices or other communications to the Successor Company shall be given as provided in the Indenture addressed as follows:

St. Jude Medical, LLC
c/o Abbott Laboratories

100 Abbott Park Road

Abbott Park, IL 60064
Attention:  Treasurer

SECTION 3.2                                   Concerning the Trustee.  The Trustee assumes no duties, responsibilities, or liabilities by reason of this Supplemental Indenture other than as set forth in the Indenture.  The Trustee shall not be responsible in any manner whatsoever for or in respect of (i) the validity or sufficiency of this Supplemental Indenture, (ii) the correctness of any of the provisions contained herein, or (iii) the recitals contained herein, all of which recitals are made solely by the Original Issuer and the Successor Company.

SECTION 3.3                                   Supplemental Indenture Controls.  In the event of a conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

SECTION 3.4                                   Governing Law.  This Supplemental Indenture shall be deemed to be a contract made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

SECTION 3.5                                   Execution in Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.  Delivery of an executed counterpart by facsimile or PDF shall be effective as delivery of a manually executed counterpart thereof.

SECTION 3.6                                   Confirmation of Indenture.  Except as amended and supplemented hereby, the Indenture is hereby ratified, confirmed and reaffirmed in all respects.  The Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 3.7                                   Headings.  The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 3.8                                   Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.9                                   No Adverse Interpretation of Other Agreements.  This Supplemental Indenture may not be used to interpret another indenture, loan, or debt agreement other than the Indenture for purposes of the Notes.  Any such indenture, loan, or debt agreement may not be used to interpret this Supplemental Indenture.

SECTION 3.10                            Successors and Assigns.  All covenants and agreements made by the Original Issuer and the Successor Company in this Supplemental Indenture shall be binding upon their respective successors and assigns, whether expressed or not.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ST. JUDE MEDICAL, LLC

By:	/s/ Karen Peterson
	Name:	Karen Peterson
	Title:	Vice President and Treasurer

ST. JUDE MEDICAL, INC.

By:	/s/ Karen Peterson
	Name:	Karen Peterson
	Title:	Vice President and Treasurer

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President